As filed with the Securities and Exchange Commission on September 2, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ViewSonic Corporation

(Exact name of Registrant as specified in its charter)

Delaware	95-4120606
(State of Incorporation)	(I.R.S. Employer Identification No.)

381 Brea Canyon Road
Walnut, CA  91789
(909) 444-8800

(Address of principal executive offices)

1999 Stock Plan
2004 Equity Incentive Plan

(Full titles of the plans)

James Chu
Chairman of the Board and Chief Executive Officer
ViewSonic Corporation
381 Brea Canyon Road
Walnut, CA  91789
(909) 444-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eric C. Jensen, Esq.
Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306-2155
(650) 843-5000

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	42,982,167 shares	$1.08-$1.09	$46,544,951	$5,897

(1)           Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, or the Act, this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transactions effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock. In addition, pursuant to Rule 416(c) of the Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee and non-employee benefit plans described herein.

(2)           Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Act. The price per share and aggregate offering price are based upon (a) the weighted average exercise price for outstanding options granted pursuant to the Registrant’s 1999 Stock Plan as of August 15, 2004 or $1.08 per share and (b) the current fair market value of the Registrant’s Common Stock, as determined by the Board of Directors, for options and/or Common Stock issuable pursuant to the Registrant’s 2004 Equity Incentive Plan, or $1.09 per share.

The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share	Aggregate Offering Price

Shares reserved for future grant under the 2004 Equity Incentive Plan(1)	12,421,050	$1.09	$13,538,945

Shares issuable pursuant to outstanding options under the 1999 Stock Plan(1)	30,561,117	$1.08	$33,006,006

Proposed Maximum Offering Price			$46,544,951

Registration Fee			$5,897

(1)  Note that this Registration Statement also covers any outstanding options issued pursuant to the 1999 Stock Plan that are subsequently cancelled that are reissued pursuant to the 2004 Equity Incentive Plan as options and/or Common Stock pursuant to the terms of such plan up to 30,561,117 shares of Common Stock for an aggregate total of 42,982,167 shares of common stock under both plans.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by ViewSonic Corporation, or the Company, with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a)           The Company’s Registration Statement on Form 10, as amended  (File No. 000-50730), originally filed on April 29, 2004 and amended on June 25, 2004 and August 27, 2004, pursuant to Section 12(g) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed.

(b)           All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registration Statement referred to in (a) above.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

DESCRIPTION OF SECURITIES

The Company’s authorized capital stock consists of 600,000,000 shares of Common Stock, $0.01 par value, and 50,000,000 shares of Preferred Stock, $0.001 par value, of which 12,500,000 shares are designated Series B Preferred Stock and 18,000,000 shares are designated Series C Preferred Stock.  As of August 15, 2004, 353,952,429 shares of the Company’s Common Stock were issued and outstanding, 7,500,000 shares of the Company’s Series B Preferred Stock were issued and outstanding and no shares of the Company’s Series C Preferred Stock were issued and outstanding.  The following description of the Company’s capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the Company’s restated certificate of incorporation and bylaws, which are exhibits to this Registration Statement.

Common Stock

As of August 15, 2004, 353,952,429 shares of the Company’s Common Stock were outstanding and held of record by 73 stockholders. In addition, as of August 15, 2004, 30,478,518 shares of the Company’s Common Stock were subject to outstanding options.

Each share of the Company’s Common Stock entitles its holder to one vote on all matters to be voted upon by the Company’s stockholders. Subject to preferences that may apply to any of the Company’s outstanding Preferred Stock, holders of the Company’s Common Stock are entitled to receive ratably any dividends the Board of Directors declares out of funds legally available for that purpose. If the Company liquidates, dissolves or winds up, the holders of Common Stock are entitled to share ratably with the holders of Preferred Stock in all assets remaining after payment of liabilities and any liquidation preference of any of the Company’s Preferred Stock then outstanding. The Company’s Common Stock has no preemptive rights, conversion rights, or other subscription rights or redemption or sinking fund provisions. The shares of the Company’s Common Stock to be issued pursuant to stock awards and the exercise of options granted under the 1999 Stock Plan and the 2004 Equity Incentive Plan will be fully paid and non-assessable.

Under the Company’s Bylaws each share of Common Stock of the Company acquired under the 1999 Stock Plan or the 2004 Equity Incentive Plan may not be sold, given, transferred, assigned, pledged or otherwise hypothecated by the holder thereof, except back to the Company, by will or the laws of descent and distribution or other donative transfers to “family members” as defined in, and under the circumstances permitted by Rule 701 of the Securities

Act of 1933, as amended, or the Act, prior to the effective date of a Registration Statement filed by the Company under the Act in connection with an underwritten public offering of any class of the Company’s equity securities.

INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s restated certificate of incorporation contains provisions limiting the liability of directors. The Company’s restated certificate of incorporation provides that a director will not be personally liable to the Company or to the Company’s stockholders for monetary damages for any breach of fiduciary duty as a director to the fullest extent permitted by Section 145 of Delaware General Corporation Law which prohibits the restated certificate of incorporation from limiting the liability of the Company’s directors for the following:

•      any breach of the director’s duty of loyalty to the Company or to the Company’s stockholders;

•      acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•      unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•     any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. The Company’s restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief remain available under Delaware law. The Company’s restated certificate of incorporation does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Company’s bylaws provide that the Company must indemnify its directors and officers and may indemnify its other employees and agents to the fullest extent permitted by Delaware law. The Company has entered and expects to continue to enter into agreements to indemnify its directors, officers and other employees and agents as determined by the Board of Directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Company believes that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. The Company also maintains directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in the Company’s restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Company and the Company’s stockholders. A stockholder’s investment may be harmed to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

At present the Company is not aware of any pending litigation or proceeding involving any of its directors, officers, employees or agents in such person’s capacity with the Company where indemnification will be required or permitted. The Company is also not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

EXHIBITS

Exhibit Number	Description
4.1(1)	Amended and Restated Certificate of Incorporation.
4.2(2)	Amended and Restated Bylaws.
4.3(3)	Specimen Stock Certificate.
5.1	Opinion of Cooley Godward LLP.
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement.
24.1	Power of Attorney is contained on the signature page.
99.1(4)	1999 Stock Plan.
99.2	2004 Equity Incentive Plan and form of Stock Option Agreement.

(1)           Previously filed as Exhibit 3.1 to the Company’s Registration Statement of Form 10, as amended (File No. 000-50730), originally filed with the Securities and Exchange Commission on April 29, 2004 and amended on June 25, 2004 and August 27, 2004, and incorporated by reference herein.

(2)           Previously filed as Exhibit 3.2 to the Company’s Registration Statement of Form 10, as amended (File No. 000-50730), originally filed with the Securities and Exchange Commission on April 29, 2004 and amended on June 25, 2004 and August 27, 2004, and incorporated by reference herein.

(3)           Previously filed as Exhibit 4.4 to the Company’s Registration Statement of Form 10, as amended (File No. 000-50730), originally filed with the Securities and Exchange Commission on April 29, 2004 and amended on June 25, 2004 and August 27, 2004, and incorporated by reference herein.

(4)           Previously filed as Exhibit 4.2 to the Company’s Registration Statement of Form 10, as amended (File No. 000-50730), originally filed with the Securities and Exchange Commission on April 29, 2004 and amended on June 25, 2004 and August 27, 2004, and incorporated by reference herein.

UNDERTAKINGS

1.     The undersigned Registrant hereby undertakes:

(a)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended, or the Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference herein.

(b)           That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walnut, State of California, on September 2, 2004.

VIEWSONIC CORPORATION

By	/s/	JAMES CHU
James Chu
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James Chu and James A. Morlan, and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

/s/	JAMES CHU	Chairman of the Board and Chief Executive Officer (principal executive officer)	September 2, 2004
James Chu

/s/	JAMES A. MORLAN	Chief Financial Officer (principal financial and accounting officer)	September 2, 2004
James A. Morlan

/s/	MATTHEW E. MASSENGILL	Director	September 2, 2004
Matthew E. Massengill

/s/	WILLIAM J. MILLER	Director	September 2, 2004
William J. Miller

/s/	BRUCE L. STEIN	Director	September 2, 2004
Bruce L. Stein

/s/	LUC H. VANHAL	Director	September 2, 2004
Luc H. Vanhal

EXHIBIT INDEX

Exhibit Number	Description
4.1(1)	Amended and Restated Certificate of Incorporation.
4.2(2)	Amended and Restated Bylaws.
4.3(3)	Specimen Stock Certificate.
5.1	Opinion of Cooley Godward LLP.
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement.
24.1	Power of Attorney is contained on the signature page.
99.1(4)	1999 Stock Plan.
99.2	2004 Equity Incentive Plan and form of Stock Option Agreement.

(1)           Previously filed as Exhibit 3.1 to the Company’s Registration Statement of Form 10, as amended (File No. 000-50730), originally filed with the Securities and Exchange Commission on April 29, 2004 and amended on June 25, 2004 and August 27, 2004, and incorporated by reference herein.

(2)           Previously filed as Exhibit 3.2 to the Company’s Registration Statement of Form 10, as amended (File No. 000-50730), originally filed with the Securities and Exchange Commission on April 29, 2004 and amended on June 25, 2004 and August 27, 2004, and incorporated by reference herein.

(3)           Previously filed as Exhibit 4.4 to the Company’s Registration Statement of Form 10, as amended (File No. 000-50730), originally filed with the Securities and Exchange Commission on April 29, 2004 and amended on June 25, 2004 and August 27, 2004, and incorporated by reference herein.

(4)           Previously filed as Exhibit 4.2 to the Company’s Registration Statement of Form 10, as amended (File No. 000-50730), originally filed with the Securities and Exchange Commission on April 29, 2004 and amended on June 25, 2004 and August 27, 2004, and incorporated by reference herein.